The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated October 7, 2013
PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 1,065 to
PROSPECTUS SUPPLEMENT Dated November 21, 2011	Registration Statement No. 333-178081
Dated October , 2013
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
Participation Securities Based on the Value of the Morgan Stanley Systematic Volatility Index due April    , 2015
Principal at Risk Securities
Unlike ordinary debt securities, the Participation Securities Based on the Value of the Morgan Stanley Systematic Volatility Index due April    , 2015, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each security that you hold an amount in cash based on the performance (as reduced by the accrued tracking fee of 1.50% per annum per stated principal amount) of the Morgan Stanley Systematic Volatility Index, which we refer to as the index, from the pricing date to the final valuation date.  The payment at maturity will equal (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date, which is a fraction equal to the final index value divided by the initial index value, minus (b) the accrued tracking fee of 1.50% per annum per stated principal amount.  The accrued tracking fee will reduce your return on the securities whether the index return is positive or negative.  Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date, the amount of the fee will progressively increase over the term of the securities.  If the index does not appreciate sufficiently to offset the accrued tracking fee or has declined as of the final valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, investors may lose their entire initial investment in the securities.  The Morgan Stanley Systematic Volatility Index is a quantitative and rules-based index developed by Morgan Stanley, which is intended to provide long exposure to volatility in periods of rising volatility while seeking to avoid the high cost of maintaining that exposure in generally stable volatility environments.  Volatility is a statistical measure of how much an asset’s return varies from the mean of the returns over a period of time.  The index shifts between two strategies depending on the particular volatility environment.  In rising volatility environments, the index aims to provide a long exposure to volatility by taking a notional long position in short-term VIX futures contracts.  In generally stable volatility environments, the index seeks to maintain overall net-neutral exposure to volatility by notionally selling nearer-dated and notionally buying longer-dated VIX futures contracts.  For more information, see “Description of the Securities—The Index” below.  The securities are for investors who understand the potential risks and benefits of a volatility futures-based investment, and who are willing to risk their principal and forgo current income in exchange for a return based on the performance of the Morgan Stanley Systematic Volatility Index, as reduced by the accrued tracking fee.  In addition, subject to the requirements and procedures described below (including the deduction of a repurchase fee), you may elect to have Morgan Stanley repurchase your securities on a daily basis.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
•	The stated principal amount and original issue price of each security is $1,000.
•	We will not pay interest on the securities.
•
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold a payment equal to (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date minus (b) the accrued tracking fee as of the final valuation date.  In no event will the payment at maturity be less than zero.  If the index does not appreciate sufficiently to offset the accrued tracking fee or has declined as of the final valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire investment in the securities.

Please see the graph illustrating the payment at maturity in “Hypothetical Payout on the Securities at Maturity and upon Repurchase” on PS-12.
•
The index performance factor will be a fraction, the numerator of which will be the final index value as of the final valuation date or the repurchase valuation date, as applicable, and the denominator of which will be the initial index value.

•
The accrued tracking fee is equal to the product of (i) $1,000, (ii) 1.50% and (iii) a fraction equal to the total number of calendar days from but excluding the pricing date to and including the scheduled final valuation date or scheduled repurchase valuation date, as applicable, divided by 365.

•
The level of the index incorporates the deduction of a variable daily transaction cost which is determined by applying 0.20% to the aggregate notional amount of each of the VIX futures contracts notionally traded according to the index methodology.  See “Risk Factors—The securities are linked to the Morgan Stanley Systematic Volatility Index and are subject to risks associated with the index—Because costs associated with trading the underlying VIX futures contracts are included in the index calculation, the index strategies must be sufficiently successful to offset the effect of such costs” below.

•
Subject to the requirements and your compliance with the procedures described herein, you may elect to have Morgan Stanley repurchase your securities on a daily basis in an amount at least equal to the minimum early redemption amount.  The minimum early redemption amount will be equal to $100,000 stated principal amount of securities, except that we may from time to time in our sole discretion reduce, in part or in whole, the minimum early redemption amount.  Any such reduction will be applied on a consistent basis for all holders of the securities at the time such reduction becomes effective.  If you duly elect a repurchase, you will receive per security a cash payment (the “repurchase amount”) on the relevant repurchase date, which is the third business day following the applicable repurchase valuation date, which is the first scheduled index business day after effective receipt and acknowledgement of a repurchase request, equal to (a) the product of (i) $1,000 and (ii) the index performance factor as of the related repurchase valuation date, minus (b) the sum of (i) the accrued tracking fee as of the related repurchase valuation date and (ii) the repurchase fee amount as of the repurchase valuation date.  In no event will the repurchase amount be less than zero.  If you elect a repurchase at a time when the repurchase amount (which takes into account the accrued tracking fee and the repurchase fee) is less than the principal amount of the securities, the cash payment you receive upon repurchase will be less, and possibly significantly less, than the amount of your initial investment. An election to repurchase does not guarantee repayment of principal and so the entire principal amount of your investment is at risk.

•
The repurchase fee amount is equal to the product of (i) $1,000, (ii) 1.50%, and (iii) a fraction, the numerator of which shall be 365 minus the total number of calendar days from but excluding the pricing date to and including the scheduled repurchase valuation date and the denominator of which shall be 365, subject to the minimum repurchase fee amount of $1.00 per $1,000 stated principal amount.  These calculations mean that the repurchase fee amount will be $15.00 on the pricing date and will decline over time to a minimum of $1.00.

•	The initial index value will equal the index closing value on October , 2013, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date.
•	The final index value will equal the index closing value on the final valuation date or the repurchase valuation date, as applicable.
•	The final valuation date will be March , 2015, subject to postponement for non-index business days.
•	Investing in the securities is not equivalent to investing in the index or the VIX futures contracts underlying the index.
•	The securities will not be listed on any securities exchange.
•
The estimated value of the securities on the pricing date is approximately $985.00 per security.  This value represents the stated principal amount of $1,000 per security minus the repurchase fee amount that would be payable assuming that the securities were able to be repurchased on the pricing date.  Unlike the repurchase fee amount, the transaction costs deducted from the level of the index that will accrue over the term of the securities are variable and accordingly are not reflected in the estimated value.  See “Summary of Pricing Supplement” beginning on PS-4.

•	The CUSIP number for the securities is 61761JLN7. The ISIN for the securities is US61761JLN71.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-13.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer(2)
Per security	$1,000	$15.00	$985.00
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $15.00 for each security they sell.  See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Securities—Use of Proceeds and Hedging” beginning on PS-39.
The Agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i)  to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)  where no consideration is or will be given for the transfer; or

(3)  where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The securities do not pay interest and do not guarantee the return of any principal at maturity.  The securities are for investors who understand the potential risks and benefits of a volatility futures-based investment, and who are willing to risk their principal and forgo current income in exchange for a return based on the performance of the Morgan Stanley Systematic Volatility Index, as reduced by the accrued tracking fee of 1.50% per annum per stated principal amount.  The payment at maturity will equal (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date, which is a fraction equal to the final index value divided by the initial index value, minus (b) the accrued tracking fee of 1.50% per annum per stated principal amount.  The accrued tracking fee will reduce your return on the securities whether the index return is positive or negative.  Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date, the amount of the fee will progressively increase over the term of the securities.  In no event will the payment at maturity be less than zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.  In addition, if you elect a repurchase at a time when the repurchase amount (which takes into account the accrued tracking fee and the repurchase fee) is less than the principal amount of the securities, the cash payment you receive upon repurchase will be less, and possibly significantly less, than the amount of your initial investment.  An election to repurchase does not guarantee repayment of principal and so the entire principal amount of your investment is at risk.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering the Participation Securities Based on the Value of the Morgan Stanley Systematic Volatility Index due April    , 2015, which we refer to as the securities.  The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are reflected in the fees associated with the securities and borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $985.00.  This value represents the stated principal amount of $1,000 per security minus the repurchase fee amount that would be payable assuming that the securities were able to be repurchased on the pricing date.  Unlike the repurchase fee amount, the transaction costs deducted from the level of the index that will accrue over the term of the securities are variable and accordingly are not reflected in the estimated value.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.
The securities do not guarantee the return of any principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing value of the index on the final valuation date, and this amount may be significantly less than the stated principal amount of the securities and could be zero.  If the index does not appreciate sufficiently to offset the accrued tracking fee or has declined as of the final valuation date, you will lose some or all of your principal amount and the payment at maturity will equal (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date, which is a fraction equal to the final index value divided by the initial index value, minus (b) the accrued tracking fee of 1.50% per annum per stated principal amount.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.  In addition, if you elect a repurchase at a time when the repurchase amount (which takes into account the accrued tracking fee and the repurchase fee) is less than the principal amount of the securities, the cash payment you receive upon repurchase will be less, and possibly significantly less, than the amount of your initial investment.  An election to repurchase does not guarantee repayment of principal and so the entire principal amount of your investment is at risk.

Payment at maturity depends on the final index value	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold a payment equal to:
($1,000 × x index performance factor) – accrued tracking fee where,

accrued tracking fee as of the final valuation date =	The product of (i) $1,000, (ii) 1.50% and (iii) a fraction equal to the total number of calendar days from but excluding the pricing date to and including the scheduled final valuation date divided by 365.
index performance factor =	final index value
initial index value
final index value as of the final valuation date =	The closing value of the index on March , 2015, which we refer to as the final valuation date, subject to postponement for non-index business days
initial index value =	The closing value of the index on October , 2013, which we refer to as the pricing date

In no event will the payment at maturity be less than zero.  The accrued tracking fee will reduce your return on the securities whether the index return is positive or negative.  Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date, the amount of the fee will progressively increase over the term of the securities.  If the index has not appreciated sufficiently to offset the accrued tracking fee or has declined as of the final valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-11, in the section titled “Hypothetical Payout on the Securities at Maturity and upon Repurchase,” we have provided a graph illustrating the payout on the securities at maturity over a range of hypothetical closing values of the index on the final valuation date. The examples do not show every situation that can occur.

You can review the historical values of the index in the section of this pricing supplement called “Description of the Securities—Hypothetical Retrospective and Historical Information” starting on PS-37.  You cannot predict the future performance of the index based on its historical performance.

Investing in the securities is not equivalent to investing in the index or the VIX futures contracts underlying the index.
The Morgan Stanley Systematic Volatility Index
The Morgan Stanley Systematic Volatility Index is a quantitative and rules-based index developed by Morgan Stanley, which is intended to provide long exposure to volatility in periods of rising volatility while seeking to avoid the high cost of maintaining that exposure in generally stable volatility environments.  The index utilizes two strategies, a Term Structure Carry Strategy (the “Carry Strategy”) and a Long Volatility Strategy (the “Long Volatility Strategy”), and shifts between the two strategies depending on the particular volatility environment.  These strategies are effected by taking different notional exposures to distinct portfolios of futures contracts on the CBOE Volatility Index® (the “VIX Index;” and the futures contracts on the VIX Index, “VIX futures contracts”), each with a different constant maturity, and deducting transaction costs as described below.  The VIX Index is a measure of market expectations of near-term volatility in the U.S. equity market as derived from prices of options on the S&P 500® Index.

The index does not track realized volatility; rather, it is designed to identify signals of implied volatility, which is the market’s expectation of future volatility.  The index’s primary goal is to identify periods of rising volatility and to implement the Long Volatility Strategy during those periods, with the aim of realizing notional gains in its long position in a portfolio of VIX futures contracts.  If the index correctly identifies those periods on a timely basis, its value is generally expected to increase, because a long position in VIX futures will generally increase in value as volatility rises.  The index also aims to identify generally stable volatility environments, at which time the index will implement the Carry Strategy, which seeks to benefit from taking both notional long and short exposures to VIX futures contracts, as described below.  Moreover, by switching away from the Long Volatility Strategy, the index attempts to avoid the high costs of remaining in the Long Volatility Strategy during those generally stable volatility environments.  If the index correctly identifies those periods on a timely basis, its value is expected to remain relatively stable in that scenario.  If the index does not correctly identify the volatility environment or does not implement the correct strategy on a timely basis, the index could suffer potentially severe losses.

The Long Volatility Strategy reflects a long position in a One-Month Constant Maturity Portfolio.  The One-Month Constant Maturity Portfolio is also composed of two VIX futures contracts, with the weight of each futures contract in the portfolio adjusted daily in order for the portfolio to maintain a time-weighted exposure of one month.

The Carry Strategy reflects a notional short exposure to a Two-Month Constant Maturity Portfolio coupled with a notional long exposure to a Three-Month Constant Maturity Portfolio.  The short exposure is meant to extract the term structure risk premium because the selling and buying (called rolling) of the Two-Month Constant

Maturity Portfolio is expected to generate gains. While these gains will be offset by losses expected in rolling the long exposure, these losses are expected to be less than the gains in rolling the short exposure in the market conditions when the index signals suggest the index should be in the Carry Strategy, because the term structure curve is expected to be steeper at the shorter maturity than it is at the longer maturity. Even though losses are expected in the long exposure, the Carry Strategy seeks to offset these losses with gains from the short exposure, with a goal of achieving overall net-neutral exposure to changes in volatility. Each of these Constant Maturity Portfolios is composed of two VIX futures contracts, with the weight of each futures contract in the portfolio adjusted daily in order for the relevant Constant Maturity Portfolio to maintain a time-weighted exposure of the applicable number of months.

The Carry Strategy and the Long Volatility Strategy are designed for different market conditions.  The index will move between the two strategies based on the “Reallocation Signal.”  When the index implements one strategy, it will reallocate index weight to the relevant portfolios of VIX futures contracts underlying such strategy.  Generally speaking, the index will begin to implement the Long Volatility Strategy when certain criteria are met that may broadly indicate a sharp increase in  market expectations of volatility.  When the criteria are not met, indicating stable or falling implied volatility and, consequently, a high cost of carrying short-term VIX futures contracts, the index will shift toward the Carry Strategy. The determination of whether to reallocate target weights on a given business day is based on the previous business day’s signal.  After four consecutive business days of a consistent signal, a reallocation will occur on the fifth business day after the signal was first triggered.  Changes in target weights due to reallocations will occur in daily increments of 25%.  As a result, it will take eight business days from the business day on which the daily signal was first triggered to switch completely from one index strategy to the other.  If, during the reallocation process, a consistent signal fails to appear on any of the four business days, the reallocation process will cease, and the index will remain in the then-existing allocation among the different portfolios of VIX futures contracts until a consistent signal next appears for four consecutive business days.

Transaction costs are applied daily to the aggregate notional amount of each of the VIX futures contracts notionally traded upon reallocation or rebalancing of the notional portfolios underlying the index.  Because the costs of rolling VIX futures contracts are subtracted from the value of the index each trading day and upon each index rebalancing or reallocation, the Carry Strategy or the Long Volatility Strategy, as applicable, has to be sufficiently successful to offset these costs and avoid a negative return.

The inception date for the index is October 10, 2012.  Any performance data prior to the inception date for the index has been calculated retrospectively, based on simulated historical performance.  Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the index may have performed between December 20, 2005 and October 10, 2012, prior to its actual existence.  See “Risk Factors—The securities are linked to the Morgan Stanley Systematic Volatility Index and are subject to risks associated with the index—Index performance data – retrospective index calculation” and “Hypothetical Retrospective and Historical Information.”

Please see “Description of the Securities—The Index” below for more information about the index.  Any investment linked to the index involves risks, please see the risks relating to the index described under “The securities are linked to the Morgan Stanley Systematic Volatility Index and are subject to risks associated with the index” below.

Investor repurchase option
Subject to the requirements and your compliance with the procedures described herein, you may elect to have Morgan Stanley repurchase a minimum of $100,000 stated principal amount of your securities.  See “Description of the Securities—Daily Repurchase at the Option of the Holder” below.

Subject to your compliance with the procedures described below and the potential postponement described under “Description of the Securities—Repurchase Valuation Date,” you may submit a request on any business day from and including October     , 2013, which is the first scheduled index business day after the pricing date, to and including March    , 2015, which is the fifth scheduled index business day prior to the scheduled final valuation date, to have us repurchase your securities.  The request must be received by no later than 12:00 noon, New York City time on such business day.  If your notice of repurchase is received after 12:00 noon (New York City time), your notice will not be effective until the following business day.  We must acknowledge receipt of the notice by no later than 4:00 p.m. (New York City time) on the date we effectively receive such notice for it to be effective.  The final date on which such notice can be received and acknowledged will be March    , 2015.  For any repurchase request, the “repurchase valuation date” will be the first scheduled index business day after the day the applicable repurchase notice is acknowledged by us.

The minimum early redemption amount will be equal to $100,000 stated principal amount of securities, except that we may from time to time in our sole discretion reduce, in part or in whole, the minimum early redemption amount.  Any such reduction will be applied on a consistent basis for all holders of the securities at the time such reduction becomes effective.

The securities will be repurchased and the holders will receive payment for their securities on the third business day following the applicable repurchase valuation date (such date of repurchase and payment, the “repurchase date”).  If, due to the closing value of the index not being published or otherwise, the applicable scheduled repurchase valuation date is not an index business day, such repurchase valuation date may be postponed as described below under “Description of the Securities—Repurchase Valuation Date.”

If you exercise your right to have us repurchase your securities, subject to your compliance with the procedures described below, for each security you will receive a cash payment on the relevant repurchase date equal to (a) the product of (i) $1,000 and (ii) the index performance factor as of the related repurchase valuation date, minus (b) the sum of (i) the accrued tracking fee as of the repurchase valuation date and (ii) the repurchase fee amount.  The repurchase fee amount is equal to the product of (i) $1,000, (ii) 1.50%, and (iii) a fraction, the numerator of which shall be 365 minus the total number of calendar days from but excluding the pricing date to and including the scheduled repurchase valuation date and the denominator of which shall be 365, subject to the minimum repurchase fee amount of $1.00 per $1,000 principal amount.  In no event will the payment upon repurchase elected by the investor be less than zero. This amount will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

We refer to this cash payment as the “repurchase amount.”  We will inform you of such repurchase amount on the first business day following the applicable repurchase valuation date.

You may lose some or all of your investment upon repurchase.

Repurchase procedures	To have us repurchase your securities, you must instruct your broker or other person through whom you hold your securities to take the following steps through normal clearing system channels:
•
deliver a signed notice of repurchase, which is attached to this offering document as Annex A, to Morgan Stanley via email no later than 12:00 noon (New York City time) on any business day from and including October    , 2013 to and including March    , 2015.  We must receive the notice by the time specified in the preceding sentence AND we must acknowledge receipt of the notice no later than 4:00 p.m. (New York City time) on the same day for it to be effective.  If your notice of repurchase is received after 12:00 noon (New York City time), your notice will not be effective until the following business day (provided that we also acknowledge receipt of the notice no later than 4:00 p.m. (New York City time) on such day);

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your securities on the applicable repurchase date, facing Morgan Stanley DTC 050; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable repurchase date.

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, as a beneficial owner of the securities, you should consult the brokerage firm through which you own your interest for the relevant deadline.  If your broker delivers your notice of repurchase after 12:00 noon (New York City time), your notice will not be effective until the following business day.  In addition, if we do not acknowledge receipt of such notice by 4:00 p.m. on the day on which such notice would otherwise be effective, the notice will be of no effect.  In addition, Morgan Stanley may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion.  All instructions given to participants from beneficial owners of securities relating to the right to have us repurchase their securities will be irrevocable.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of repurchase or as to whether and when the required deliveries have been made.

Questions about the repurchase requirements should be directed to the email address included in the attached notice of repurchase.

Any notice of repurchase we (or our affiliate) receive in accordance with the procedures described above will be irrevocable when given.
Morgan Stanley & Co. LLC will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for senior notes.  As calculation agent, MS & Co. will determine the initial index value, the final index value, the index performance factor and the payment that you will receive at maturity or upon a repurchase, if any.

Morgan Stanley & Co. LLC will be the Agent; conflicts of interest
The Agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-40.

You may revoke your offer to purchase the securities prior to our
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve

acceptance	the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.
Where you can find more information on the securities
The securities are unsecured debt securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and the prospectus dated November 21, 2011.  We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the “Description of the Securities” section in this pricing supplement.  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in securities such as these may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of the Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY AND UPON REPURCHASE

The following graph and examples illustrate the payment at maturity or upon early repurchase for a range of hypothetical percentage changes in the index.  Some of the numbers in the below examples have been rounded for ease of analysis.  The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Accrued tracking fee:	1.50% of the stated principal amount per annum
Hypothetical number of days from but excluding the pricing date to and including the final valuation date:	547.5 days (approximately 1.5 years)1

1 The actual accrued tracking fee will be based on the number of days from but excluding the pricing date to and including the final valuation date, which must be a whole number.  547.5 days is used in these examples for ease of analysis only.

The above graph illustrates the effect of the reduction of the accrued tracking fee in calculating the payment at maturity.  The accrued tracking fee will reduce your return on the securities whether the index return is positive or negative.

•
Upside and Par Scenarios.  If the final index value has increased sufficiently to offset the accrued tracking fee, investors will receive a payment at maturity at least equal to the stated principal amount that will equal (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date minus (b) the accrued tracking fee of 1.50% per annum per stated principal amount.

o	For example, if the index appreciates 50%, investors would receive a payment at maturity per security equal to:

($1,000 x 150%) – ($1,000 x 1.50% x (547.5 / 365)) =

$1,500 - $22.50 =

$1,477.50, representing a 47.75% gain over the term of the securities.

•
Downside Scenario.  If the final index value has not appreciated sufficiently to offset the accrued tracking fee or has declined as of the final valuation date, investors will receive an amount that is less than the stated principal amount that will equal (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date minus (b) the accrued tracking fee of 1.50% per annum per stated principal amount.  There is no minimum payment at maturity, and accordingly you could lose your entire initial investment in the securities.

o	For example, if the index closing value on the final valuation date is equal to the initial index value, investors would receive a payment at maturity per security equal to:

($1,000 x 100%) – ($1,000 x 1.50% x (547.5 / 365)) =

$1,000 - $22.50 =

$977.50, representing a loss of 2.25% over the term of the securities.

o	If the index depreciates 70%, investors would receive a payment at maturity per security equal to:

($1,000 x 30%) – ($1,000 x 1.50% x (547.5 / 365)) =

$300 - $22.50 =

$277.50, representing a loss of 72.25% over the term of the securities.

The accrued tracking fee will reduce your return on the securities whether the index return is positive or negative.  Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date, the amount of the fee will progressively increase over the term of the securities.  If the index has not sufficiently appreciated to offset the accrued tracking fee or has declined as of the final valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000 and could be zero.

•
Early Repurchase Scenario.  Upon an effective and acknowledged election to have us repurchase your securities, you will receive a repurchase amount equal to (a) the product of (i) $1,000 and (ii) the index performance factor as of the related repurchase valuation date, which is the first scheduled index business day after your repurchase request is acknowledged, minus (b) the sum of (i) the accrued tracking fee as of the related repurchase valuation date and (ii) the repurchase fee amount as of the repurchase valuation date.  If you elect a repurchase at a time when the repurchase amount (which takes into account the accrued tracking fee and the repurchase fee) is less than the principal amount of the securities, the cash payment you receive upon repurchase will be less, and possibly significantly less, than the amount of your initial investment.  An election to repurchase does not guarantee repayment of principal and so the entire principal amount of your investment is at risk.

o
For example, if the index has appreciated 20% as of the repurchase valuation date, and the repurchase valuation date is 120 days after the pricing date, investors would receive a repurchase amount per security equal to:

($1,000 x 120%) – [($1,000 x 1.50% x (120 / 365)) + ($1,000 x 1.50% x (365 – 120 / 365)] =

$1,200 – [$4.93 + $10.07] =

$1,200 – $15 =

$1,185, representing a gain of 18.5% on the securities at the time of repurchase.

o
If the index has declined 20% as of the repurchase valuation date, and the repurchase valuation date is 400 days after the pricing date, investors would receive a repurchase amount per security equal to:

($1,000 x 80%) – [($1,000 x 1.50% x (400 / 365)) + ($1,000 x 1.50% x (365 – 400 / 365)] =

$800 – [$16.44 + $1, the minimum repurchase fee amount] =

$800 – $17.44 =

$782.56, representing a loss of 21.74% on the securities at the time of repurchase.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest.  Investing in the securities is not equivalent to investing in the index or the VIX futures contracts underlying the index.  This section describes the most significant risks relating to the securities.  For a further discussion of risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee any return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you any interest and do not guarantee to pay you any of the principal amount of the securities at maturity.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the closing value of the index on the final valuation date.  The payment at maturity will equal (a) the product of (i) $1,000 and (ii) the index performance factor as of the final valuation date, which is a fraction equal to the final index value divided by the initial index value, minus (b) the accrued tracking fee of 1.50% per annum per stated principal amount.  In no event will the payment at maturity be less than zero.  The accrued tracking fee will reduce your return on the securities whether the index return is positive or negative.  Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date, the amount of the fee will progressively increase over the term of the securities.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire investment in the securities.  See “Hypothetical Payout on the Securities at Maturity and upon Repurchase” on PS-11.  Similarly, if you elect a repurchase, we will pay the applicable repurchase amount, which deducts the accrued tracking fee and the repurchase fee amount.  Because the repurchase amount is based on the index performance factor as of the related repurchase valuation date and the deduction of the accrued tracking fee and the repurchase fee amount, this amount may be less than the stated principal amount of each security.  As a result, an election to repurchase does not guarantee repayment of principal and so the entire principal amount of your investment is at risk.

The accrued tracking fee reduces the payment at maturity
The securities offer full exposure to the index, reduced by the accrued tracking fee of 1.50% per annum per stated principal amount.  The accrued tracking fee will reduce the return on the securities regardless of whether the final index value is greater than, equal to or less than the initial index value.  Because the accrued tracking fee is calculated on a per annum basis based on the number of days from the pricing date, the amount of the fee will progressively increase over the term of the securities.  If the index has not appreciated sufficiently to offset the accrued tracking fee or has declined as of the final valuation date, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of $1,000.

Securities that provide exposure to equity volatility, which can be subject to significant fluctuations, are not suitable for all investors
Securities that provide exposure to equity volatility are not suitable for all investors. The securities reflect the performance of the index, which is dependent on the price of the VIX futures contracts included in the index.  VIX futures contracts allow investors the ability to invest in forward equity volatility based on their view of the future direction of movement of the VIX Index, which is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks, and is calculated based on the prices of certain put and call options on the S&P 500® Index.

As a consequence, investors in the securities should understand that their investment is exposed to the performance of the VIX futures contracts, which can be volatile and move dramatically over short periods of time.  Because of the large and sudden price movements associated with VIX futures contracts, the hypothetical retrospective and historical performance of the index has been highly volatile.  It is likely that the index will continue to be highly volatile in the future, with the potential for significant fluctuations in the daily performance of the index.  There can be no assurance that the relevant synthetic exposures will not be subject to substantial negative returns.  Accordingly, the securities should be purchased only by sophisticated investors who understand risks associated with investments linked to equity volatility.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

• the value of the index at any time,
• the volatility (frequency and magnitude of changes in value) of the index,
• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the securities markets generally or the VIX futures contracts underlying the index and which may affect the value of the index,

• the time remaining until the maturity of the securities,
• the composition of the index and changes in the constituents of the index,
• any actual or anticipated changes in our credit ratings or credit spreads, and
• the number of calendar days which have passed since the pricing date, which will affect the accrued tracking fee and the repurchase fee amount (if applicable).

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is near or below the initial index value.

You cannot predict the future performance of the index based on its historical performance. There can be no assurance that you will not suffer a loss on your initial investment in the securities.
The repurchase fee amount will reduce the amount you receive if you elect to request that we
If you elect to request that we repurchase your securities, the amount you receive will be reduced by, among other things, the repurchase fee amount.  As a result of the repurchase fee amount calculations, the repurchase fee amount will be $15.00 on the pricing date and will decline over time to a minimum of $1.00 per $1,000 principal amount.  In no event will the payment upon repurchase elected by the

repurchase your securities	investor be less than zero.

If the index closing value as of the repurchase valuation date has not increased sufficiently to offset the negative effect of both the accrued tracking fee and the repurchase fee amount or has decreased, you will receive less, and possibly significantly less, than the stated principal amount of your investment upon repurchase.  There is no minimum repurchase amount on the securities.  Accordingly, investors may lose their entire initial investment in the securities upon early repurchase.

You will not know the repurchase amount at the time you elect to request that we repurchase your securities and there are restrictions on the procedures and timing for early repurchase
If you elect to request that we repurchase your securities, you will not know the repurchase amount you will receive at the time you elect to request that we repurchase your securities.  Your notice to us to repurchase your securities is irrevocable and must be received by us no later than 12:00 noon, New York City time and a completed and signed confirmation of such repurchase must be given by us no later than 4:00 p.m., New York City time on the same date.  Provided that the repurchase notice and repurchase confirmation are received by the respective deadlines, the repurchase valuation date is the next scheduled index business day.  If your notice of repurchase is received after 12:00 noon (New York City time), your notice will not be effective until the following Business Day.  We must acknowledge receipt of the notice by no later than 4:00 p.m. (New York City time) on the date we effectively receive such notice for it to be effective.  You will not know the repurchase amount until after the repurchase valuation date, and we will pay you the repurchase amount, if any, on the repurchase date, which is the third business day following the repurchase valuation date.  As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your securities, and prior to the relevant repurchase date.  In addition, the repurchase amount payable to you, if any, will be reduced by, among other things, the repurchase fee amount of at least $1.00 per $1,000 stated principal amount.

There are restrictions on the minimum number of securities you may require us to repurchase
You must redeem at least $100,000 stated principal amount of securities at one time in order to exercise your right to require us to repurchase your securities on any repurchase date.  If you have less than 100 securities, you will have to sell them in the market.  We can give you no assurance that the securities will not trade at a discount from the value an investor would receive upon repurchase.  See also “The securities will not be listed on any securities exchange and secondary trading may be limited” below.

The securities are linked to the Morgan Stanley Systematic Volatility Index and are subject to risks associated with the index
Investors in the securities will be exposed to numerous risks relating to the index, any of which could have a significant adverse effect on the amount payable on the securities, if any.

Because costs associated with trading the underlying VIX futures contracts are included in the index calculation, the index strategies must be sufficiently successful to offset the effect of such costs.  A transaction cost of 0.20% is applied daily to the aggregate notional amount of each of the VIX futures contracts notionally traded (i) on each trading day when the weights of the VIX futures contracts within each Constant Maturity Portfolio are adjusted in order to maintain their respective time-weighted, or constant maturity, exposures, (ii) on each rebalancing day when the weights of the Constant Maturity Portfolios are rebalanced to match their respective target weights and (iii) on each business day when the target weights of the portfolios are adjusted as a result of index reallocation between the two strategies based on the reallocation signal. Because the costs of rolling VIX futures contracts are subtracted from the value of the index each trading day and upon each index rebalancing or reallocation, the Carry Strategy or the Long Volatility Strategy, as

applicable, has to be sufficiently successful to offset these costs and avoid a negative return. If the index strategies are not sufficiently successful in offsetting these costs, the index will produce a negative return, which could be significant. In addition, because the transaction costs are variable, they are not reflected in the estimated value of the securities on the cover page of this pricing supplement.

The index may not consistently reflect the intended or desired volatility exposure if reallocation or rebalancing conditions are not met, or reallocation or rebalancing proceeds in a manner that adversely affects the index level.  Under certain circumstances, the weights of the Two-Month Constant Maturity Portfolio and the Three-Month Constant Maturity Portfolio won’t be rebalanced to match their respective target weights unless the difference between their respective actual weights and target weights is greater than 10% of their respective target weights.  In such circumstances, the index may not consistently reflect the intended or desired volatility exposure, which could adversely affect the level of the index.

The index could decline significantly in value if there is a large inversion of the VIX futures term structure while the index is in the Carry Strategy, or a large decline in one-month VIX futures prices while the index is in the Long Volatility Strategy; the index’s strategies may not succeed under certain market conditions.  The Long Volatility Strategy performs best in a rising volatility environment and the Carry Strategy performs best in an environment where the price curve of the VIX futures contracts is concave, which is typically associated with stable or declining realized volatility.  However, if volatility is expected to be stable over an extended period of time, neither strategy will perform as well as in their respective ideal volatility environments.  At the same time, because the weightings of the VIX futures contracts in the Constant Maturity Portfolios are constantly adjusted in order to maintain their respective time-weighted volatility exposure, and such adjustments would incur transaction costs, the performance of the securities will be adversely affected under such circumstances due to the transaction costs.

There are risks related to index reallocation.  Rapid changes in the volatility environment could cause the index to decline.  The assumption underlying the index reallocation is that the reallocation conditions, including the rolling four business day window and 25% targeted daily incremental reallocation process, are met before the volatility environment changes drastically.  However, if the market environment changes rapidly and either the Reallocation Signal does not indicate a change between the two index strategies or the index does not reallocate quickly enough, the index will decline, possibly significantly.

Index reallocation and rebalancing will increase transactions costs.  The shift between the two index strategies, and adjustments of the weightings of the VIX futures contracts within each Constant Maturity Portfolio to maintain its time-weighted exposures, potentially increase the turnover in exposure to the underlying VIX future contracts, which will increase the frequency of rebalancing events and result in increased transaction costs.  Increased transaction costs will negatively affect the level of the index and, accordingly, the value of the securities.

There are risks related to the Carry Strategy.  While the Carry Strategy is designed to extract the volatility risk premium as a result of the typical relationship observed historically that the term structure curve is steeper at the shorter maturity than it is at the longer maturity, there can be no assurances that such relationship will hold going forward, especially over any short-run or medium-run investment horizon or during periods of market stress (regardless of their duration).  Past performance of the Carry Strategy (actual or simulated) is not a reliable indication of future performance.

A term structure inversion while in the Carry Strategy would result in negative returns. In the event of an inversion of the two- to three-month portion of the VIX futures term structure, the exposures reflected by the Carry Strategy will have a negative return because the rolling of the notional short position will result in greater losses than the gains attributable to rolling the long position, and this will cause the index to decline. In addition, while the long position in three-month VIX futures in the strategy are designed to offset losses from the short position in two-month VIX futures in the strategy, should volatility rise, there is no guarantee that the positions will offset each other, and if they do not, the index will suffer decline.

The Carry Strategy may fail to benefit from roll yield as intended.  The Carry Strategy sets the target weight of the long exposure to the Three-Month Constant Maturity Portfolio at 100% when the index has fully shifted into the Carry Strategy while varying the target weight of the Two-Month Constant Maturity Portfolio based on two factors: (1) the Beta, or volatility-adjusted correlation, between the levels of the Two-Month Constant Maturity Portfolio and the levels of the Three-Month Constant Maturity Portfolio and (2) the current steepness of the term structure of two-month to one-month VIX futures.  This resulting weighting may fail to be appropriate for the volatility environment, and may not generate positive performance from rolling the VIX futures contracts as is intended.

An increase in volatility without a reallocation to the Long Volatility Strategy would result in negative returns.  The conditions for the shift between the two index strategies have been designed based on empirical historical market observations.  However, this may not be a reliable indication of future market conditions and accordingly the Carry Strategy may be more heavily weighted to a short exposure to volatility when, in fact, volatility is spiking higher.  This would cause a significant decline in the index.  Gradual increases in volatility could also have a negative impact on performance of the index without triggering a shift to the Long Volatility Strategy.

The index may not be invested according to the Carry Strategy at a beneficial time, and fail to capture returns from declines in volatility.  If the index is in the Long Volatility Strategy and volatility declines and the term structure steepens, the index will fail to capture the potential positive returns from these events and instead will decline.  While the intention of reallocation to the Carry Strategy is to capture declines in volatility and a steepening of the VIX futures term structure as volatile market conditions normalize, the Carry Strategy will not be fully implemented to reflect the desired exposure until the conditions for reallocating to the Carry Strategy have been met for the required rolling four business day period.  In addition, changes in target weights due to reallocations will occur in daily increments of 25%.  As a result, it will take eight business days from the business day on which the daily signal was first triggered to switch completely from the Long Volatility Strategy to the Carry Strategy.  As a result, the Carry Strategy may not be fully implemented during periods of declining volatility.

There are risks related to the Long Volatility Strategy.  While the Long Volatility Strategy is designed to benefit from an increase in volatility, there can be no assurances that it will benefit during these market conditions in the future, especially over any short-run or medium-run investment horizon or during periods of market stress (regardless of their duration).  Past performance of the Long Volatility Strategy (actual or simulated) is not a reliable indication of future performance.

Declines in equity volatility or a steepening of term structure while in the Long Volatility Strategy could result in negative returns.  The return of the Long Volatility Strategy is affected by equity market volatility.  During periods when volatility levels are stable (whether high or low), the return from such volatility exposure is low and in some cases could be negative.  In a decreasing volatility environment or one where the shape of the VIX futures term structure is upward sloping, the return of the long volatility exposure will tend to be negative. The Long Volatility Strategy is designed to perform well in conditions of increasing volatility in equity markets but is not designed to perform as well in periods of stable or falling volatility levels.

The return of the index is directly linked to the exposures reflected by the Carry Strategy and the Long Volatility Strategy. The Carry Strategy and the Long Volatility Strategy reflect the allocation of the index into specific long and short positions in the Constant Maturity Portfolios.  The mark-to-market value of the VIX futures reflected by each of the Constant Maturity Portfolios is impacted by perceptions of future market volatility, and by a number of other market factors that may change unpredictably, including corporate actions, macroeconomic considerations, speculation and government intervention.  This market risk may adversely affect the value of the exposures reflected by the Long Volatility Strategy and the Carry Strategy, and ultimately result in a decline of the level of the index.

The index is quantitative and rules-based, and is not actively managed by Morgan Stanley or its affiliates or any third party.  The index will not be actively adjusted to reflect market conditions or to effect changes in the target weights of the Constant Maturity Portfolios.

The index was developed based on historical data and could produce negative returns.  The methodology for the index was developed based on historical data and conditions, and there can be no assurances that the methodology will generate positive performance in the future or will provide any hedging or diversification benefits for holders of long equity positions in all conditions.  Additionally, past performance of the index (actual or simulated) is not a reliable indication of future performance.

Index performance data – retrospective index calculation.  The index has been retrospectively calculated by the index calculation agent on a hypothetical basis for the period from December 20, 2005 to October 10, 2012, using the same methodology as described herein.  The retrospective calculation of the index is purely hypothetical and may not be an accurate or meaningful comparison.  The actual performance of the index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  All prospective investors should be aware that a retrospective calculation means that no actual investment which allowed a tracking of the performance of the index existed at any time during the period of the retrospective calculation and that as a result the comparison is purely hypothetical.  The methodology and the strategy used for the calculation and retrospective calculation of the index have been developed with the advantage of hindsight.  In reality, it is not possible to invest with the advantage of hindsight and therefore this performance comparison is purely theoretical.  See “Hypothetical Retrospective and Historical Information” below.

If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the securities
If MS & Co., as the index sponsor, discontinues publication of the index and, as the calculation agent, determines in its sole discretion that no successor index is available, the securities will be accelerated.  The amount due upon such acceleration (the “index discontinuance acceleration amount”) will be determined by the calculation agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the securities, if any, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the index and its components and current and expected interest rates.

See “Description of the Securities—Discontinuance of the Index” below.
No obligation to make adjustments to the index based on Morgan Stanley research reports
Morgan Stanley may also issue research reports on the VIX futures contracts that are, or may become, constituents of the index.  These reports are entirely independent of the calculation agent’s obligations hereunder.  Morgan Stanley will not make any adjustments to the index to reflect any change in outlook by Morgan Stanley research reports.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The amount payable on the securities is not linked to the value of the index at any time other than the final valuation date or the repurchase valuation date, as applicable
The final index value will be the index closing value on the final valuation date or repurchase valuation date, as applicable, subject to adjustment for non-index business days.  Even if the value of the index appreciates prior to the final valuation date or early repurchase date but then drops by the final valuation date or early repurchase date, the payment at maturity or upon early repurchase will be less, and may be significantly less, than it would have been had such payment been linked to the value of the index prior to such drop.  Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity or upon early repurchase will be based solely on the index closing value on the final valuation date or repurchase valuation date, as applicable.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Investing in the securities is not equivalent to investing in the index or the VIX futures contracts underlying the index
Investing in the securities is not equivalent to investing in the index or its component VIX futures contracts.  In addition, the index is based upon holding a notional long position and a contingent notional short position in VIX futures contracts.  The VIX futures contracts will not necessarily track the performance of the VIX Index or a long-short position in the VIX Index.  The securities may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the price of the relevant VIX futures contracts to rise or fall.  Similarly, the securities are not linked to the options used to calculate the VIX Index, to the actual volatility of the S&P 500® Index or the equity securities included in the

S&P 500® Index.
Adjustments to the index could adversely affect the value of the securities
Morgan Stanley & Co. LLC is responsible for calculating and maintaining the index.  As a consequence of the occurrence of any index adjustment event, MS & Co., as the index sponsor, may exercise an amount of discretion in relation to the index (including changing the methodology of the index, making adjustments to the composition of the index and terminating the index) and the exercise of such discretion may have an adverse impact on the index level and, consequently, the value of the securities.  The maintenance and calculation of the index depend on certain underlying data license agreements with third parties (in particular data license from CBOE, the sponsor of the VIX Index).  In the event that any of these underlying data license agreements are terminated for any reason, the index sponsor and/or the calculation agent may be unable to continue to compile and/or calculate the index in its current form.  In addition, the index sponsor has the right to determine that a change to the rules is required or desirable in order to update the rules, address an error, ambiguity or omission, or for any other reason it deems necessary, and may revise or withdraw the rules at any time if it has a valid reason for doing so.

The index sponsor shall have the right to cease compiling, calculating and publishing values of the index if, at any time, the index sponsor determines that the index no longer meets or will not be capable of meeting the criteria established by the index sponsor or otherwise determines that the index shall no longer be calculated.  In these circumstances, MS & Co., as the calculation agent of the securities, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the securities will be accelerated.  See “If the index is discontinued and no successor index is available, Morgan Stanley will accelerate the securities” above.

MS & Co., a subsidiary of the issuer, is the calculation agent, index sponsor and index calculation agent and will make determinations with respect to the securities
As calculation agent, MS & Co. will determine the initial index value, the final index value, the index performance factor and the payment that you will receive at maturity or upon a repurchase, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including the selection of a successor index or calculation of the index discontinuance acceleration amount in the event of a discontinuance of the index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

MS & Co. is also the index sponsor and the index calculation agent and retains the final discretion as to the manner in which the index is calculated and constructed.  The index sponsor may change the methodology of the index or discontinue the publication of the index without prior notice and such changes or discontinuance may affect the value of the index.

See “Description of the Securities—Discontinuance of the Index” below.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index), including trading in the VIX futures contracts that constitute the index as well as in other instruments related to the index.  Some of our subsidiaries also trade the VIX futures contracts that constitute the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, the value at or above which the index must close on the final valuation date or repurchase valuation date, as applicable, so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the final valuation date, could adversely affect the value of the index on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity or upon repurchase, if any.

The U.S. federal income tax consequences of an investment in the
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

securities are uncertain
Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

Even if the tax treatment of the securities described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. The possibility of the IRS asserting that a taxable exchange has occurred may increase if we make a discretionary change to the index components or calculation methodology.  If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.

While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Participation Securities Based on the Value of the Morgan Stanley Systematic Volatility Index due April    , 2015.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	October , 2013

Original Issue Date (Settlement Date)	October, 2013 (3 Business Days after the Pricing Date)

Maturity Date	April , 2015, subject to extension as described in the following paragraph.

If the Final Valuation Date is postponed in accordance with the definition thereof so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Final Valuation Date as postponed.  See “––Final Valuation Date” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61761JLN7

ISIN	US61761JLN71

Interest Rate	None

Specified Currency	U.S. dollars

Payment at Maturity
At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash, as determined by the Calculation Agent, equal to (a) the product of (i) $1,000 and (ii) the Index Performance Factor as of the Final Valuation Date minus (b) the Accrued Tracking Fee as of the Final Valuation Date, provided that the Payment at Maturity shall not be less than zero.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered, if any, with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry

Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Accrued Tracking Fee
An amount, as determined by the Calculation Agent, equal to the product of (i) $1,000, (ii) 1.50% and (iii) a fraction equal to the total number of calendar days from but excluding the Pricing Date to and including the scheduled Final Valuation Date or the scheduled Repurchase Valuation Date, as applicable, divided by 365.

Index Performance Factor
A fraction, as determined by the Calculation Agent, the numerator of which is the Final Index Value as of the Final Valuation Date or the Repurchase Valuation Date, as applicable, and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Initial Index Value	, which is the Index Closing Value on the Pricing Date.

Final Index Value	The Index Closing Value on the Final Valuation Date or a Repurchase Valuation Date, as applicable, as determined by the Calculation Agent.

Index Closing Value
The Index Closing Value on any Index Business Day will be determined by the Calculation Agent and will equal the official closing value of the Index, or any Successor Index (as defined under “—Discontinuance of the Index” below), published at the regular official weekday close of trading on that Index Business Day by the Index Publisher. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the Index described under “—Discontinuance of the Index.”

Index Publisher	Morgan Stanley & Co. LLC (“MS & Co.”)

Index Sponsor	MS & Co.

Final Valuation Date	March , 2015, subject to postponement for non-Index Business Days as described in the following paragraph.

If the scheduled Final Valuation Date is not an Index Business Day, the Final Valuation Date shall be the next succeeding Index Business Day; provided that the Index Closing Value for the Final Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Final Valuation Date, and if such date is not an Index Business Day, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the non-Index Business Day, without rebalancing or substitution, using the official settlement price (or, if trading in any relevant VIX futures contracts has been materially suspended or materially limited, its good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation or non-trading day) on such fifth scheduled Index Business Day of each VIX futures contract most recently constituting the Index and any VIX futures contract required to roll any expiring futures contract in accordance with the method of calculating the Index.

Daily Repurchase at
the Option of the Holder
A beneficial owner of not less than $100,000 Stated Principal Amount of these Securities (the “Minimum Early Redemption Amount”) may submit a request to the Issuer in the form of Annex A attached hereto (a “Repurchase Notice”) on any Business Day from and including October   , 2013 to and including March   , 2015 to have the Issuer repurchase not less than the Minimum Early Redemption Amount of Securities, such notice to be delivered by no later than 12:00 noon, New York City time, on such Business Day.  If a Repurchase Notice is received after 12:00 noon (New York City time), such notice will not be effective until the following Business Day.  The Issuer must acknowledge receipt of such notice no later than 4:00 p.m. on the Business Day on which it effectively receives such notice for such notice to be effective.  If the Issuer does not acknowledge receipt of such notice by this time, the Repurchase Notice will be of no effect.  A Repurchase Notice must contain an irrevocable exercise by the beneficial owner of the Securities to exercise such beneficial owner’s repurchase right with respect to the Securities to be repurchased pursuant to such notice.  The Issuer may from time to time in its sole discretion reduce the Minimum Early Redemption Amount.

Payment upon Repurchase
at the Option of the Holder
The Issuer will pay an amount in cash per Stated Principal Amount of the Securities equal to the applicable Repurchase Amount to the Trustee for delivery to the beneficial owners that validly elected repurchase in accordance with “Daily Repurchase at the Option of the Holder” above on the applicable Repurchase Date.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Repurchase Amount on or prior to 10:30 a.m. (New York City time) on the first Index Business Day immediately following the applicable Repurchase Valuation Date and (ii) deliver the aggregate cash amount due with respect to these Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on the Repurchase Date.

Repurchase Date	The third Business Day following the applicable Repurchase Valuation Date.
Repurchase Valuation Date	The first scheduled Index Business Day following our acknowledgement of the applicable Repurchase Notice.

If any scheduled Repurchase Valuation Date is not an Index Business Day, the Repurchase Valuation Date shall be the next succeeding Index Business Day; provided that the Index Closing Value for the Repurchase Valuation Date will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Repurchase Valuation Date, and if such date is not an Index Business Day, the Calculation Agent will determine the Index Closing Value on such date in accordance with the formula for and method of calculating the Index last in effect prior to the non-Index Business Day, without rebalancing or substitution, using the official settlement price (or, if trading in any relevant VIX futures contracts has been materially suspended or materially limited, its good faith estimate of the official settlement price that would have prevailed but for that suspension or limitation or non-trading day) on such fifth scheduled Index Business Day of each VIX futures contract most recently constituting the Index and any VIX futures contract required to roll any expiring futures contract in accordance with the method of calculating the Index.

Repurchase Amount
As of any Repurchase Date, an amount in cash per Stated Principal Amount, as determined by the Calculation Agent, equal to (a) the product of (i) $1,000 and (ii) the Index Performance Factor as of the related Repurchase Valuation Date minus (b) the sum of (i) the Accrued Tracking Fee as of the related Repurchase Valuation Date and (ii) the Repurchase Fee Amount as of the Repurchase Valuation Date, provided that the Repurchase Amount shall not be less than zero.

Repurchase Fee Amount
An amount, as determined by the Calculation Agent, equal to the product of (i) $1,000, (ii) 1.50%, and (iii) a fraction, the numerator of which shall be 365 minus the total number of calendar days from but excluding the Pricing Date to and including the scheduled Repurchase Valuation Date and the denominator of which shall be 365, provided that the Repurchase Fee Amount shall not be less than $1.00 per Stated Principal Amount.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index Business Day
A day, as determined by the Calculation Agent, on which (i) trading is generally conducted on each of the Relevant Exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price and (ii) the Index Closing Value is published by the Index Publisher.

Relevant Exchange	The primary exchange(s) or market(s) of trading for any VIX futures contract then included in the Index.
Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity or the Repurchase Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value or the Final Index Value.  See “—Discontinuance of the Index; Alteration of Method of Calculation” below.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a

Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

• the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus
• the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period
The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

• no quotation of the kind referred to above is obtained, or
• every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

• A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
• P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.
Discontinuance of the Index
If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Sponsor discontinues publication of the Index and the Calculation Agent determines, in its sole discretion, that no Successor Index is available, then the Securities will be accelerated on the third Business Day after the date of such determination.  Any Repurchase Notice received after the Calculation Agent has made such determination shall be deemed ineffective.  The amount due upon such acceleration (the “Index Discontinuance Acceleration Amount”) will be determined by the Calculation Agent on the date of such acceleration, in good faith and in a commercially reasonable manner, and will equal its estimate of the value of the Securities, determined by reference to the Calculation Agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the Index and its components and current and expected interest rates.

The Index	Introduction

The Morgan Stanley Systematic Volatility Index is a quantitative and rules-based index developed by Morgan Stanley, which is intended to provide long exposure to volatility in periods of rising volatility while seeking to avoid the high cost of maintaining that exposure in generally stable volatility environments.  The Index utilizes two strategies, a Term Structure Carry Strategy (the “Carry Strategy”) and a Long Volatility Strategy (the “Long Volatility Strategy”), and shifts between the two strategies depending on the particular volatility environment.  These strategies are effected by taking different notional exposures to distinct portfolios of futures contracts on the CBOE Volatility Index® (the “VIX Index;” and the futures contracts on the VIX Index, “VIX futures contracts”), each with a different constant maturity, and deducting transaction costs as described below.  The VIX Index is a measure of market expectations of near-term volatility in the U.S. equity market as derived from prices of options on the S&P 500® Index.

The Index does not track realized volatility; rather, it is designed to identify signals of implied volatility, which is the market’s expectation of future volatility.  The Index’s primary goal is to identify periods of rising volatility and to implement the Long Volatility Strategy during those periods, with the aim of realizing notional gains in its long position in a portfolio of VIX futures contracts.  If the Index correctly identifies those periods on a timely basis, its value is generally expected to increase, because a long position in VIX futures will generally increase in value as volatility rises.  The Index also aims to identify generally stable volatility environments, at which time the Index will implement the Carry Strategy, which seeks to benefit from taking both notional long and short exposures to VIX futures contracts, as described below.  Moreover, by switching away from the Long Volatility Strategy, the Index attempts to avoid the high costs of remaining in the Long Volatility Strategy during those generally stable volatility environments.  If the Index correctly identifies those periods on a timely basis, its value is expected to remain relatively stable in that scenario.  If the Index does not correctly identify the volatility environment or does not implement the correct strategy on a timely basis, the Index could suffer potentially severe losses.

The level of the Index is calculated and published daily by MS & Co., as the Index Calculation Agent, and displayed by Bloomberg under the ticker symbol “MSUSVXHE <Index>.”  Publication of the Index began on October 10, 2012.  The Index Calculation Agent has retrospectively calculated hypothetical index levels as if the Index existed as of December 20, 2005 with an initial index level of 1,000, using historical data and the same methodology as is currently employed.

The Carry Strategy

The Carry Strategy is designed to extract the “term structure risk premium” of VIX futures contracts in an environment where volatility is expected to be stable or to fall.  The term structure risk premium is derived from the market insight that volatility futures contracts of different maturities have different prices, generally within a certain relationship depending on the market’s volatility expectations.  The relationship between the maturities and prices can be mapped along a curve called the term structure and extracting the risk premium is a process of notionally buying and selling the futures contracts along this curve in a way that is expected to result in gains.

The Carry Strategy reflects a notional short exposure to a Two-Month Constant Maturity Portfolio coupled with a notional long exposure to a Three-Month Constant Maturity Portfolio.  The short exposure is meant to extract the term structure risk premium because the selling and buying (called rolling) of the Two-Month Constant Maturity Portfolio is expected to generate gains.  While these gains will be offset by losses expected in rolling the long exposure, these losses are expected to be less than the gains in rolling the short exposure in the market conditions when the Index signals suggest the Index should be in the Carry Strategy, because the term structure curve is expected to be steeper at the shorter maturity than it is at the longer maturity.  Even though losses are expected in the long exposure, the Carry Strategy seeks to offset these losses with gains from the short exposure, with a goal of achieving overall net-neutral exposure to changes in volatility, except in certain instances described below.

Each of these Constant Maturity Portfolios is composed of two VIX futures contracts, with the weight of each futures contract in the portfolio adjusted daily in order for the relevant Constant Maturity Portfolio to maintain a time-weighted exposure of the applicable number of months.

The Carry Strategy sets the target weight of the long exposure to the Three-Month Constant Maturity Portfolio at 100% (when the Index has fully shifted into the Carry Strategy) while varying the target weight of the short exposure to the Two-Month Constant Maturity Portfolio on a daily basis based on two factors: (i) the Beta, or volatility-adjusted correlation, between the levels of the

Two-Month Constant Maturity Portfolio and that of the Three-Month Constant Maturity Portfolio and (ii) the current steepness of the term structure of two-month to one-month VIX futures.

Adjustments based on the first factor are intended to help achieve a net-neutral volatility position of the two portfolios over the longer term.  Generally, price movements of the Two-Month Constant Maturity Portfolio and the Three-Month Constant Maturity Portfolio are not completely correlated and the extent of the correlation changes based on the changes in the term structure of VIX futures.  In order for notional gains and losses of the short exposure and the long exposure to offset each other, the Index adjusts the weighting of the short exposure, which typically has bigger expected price movements, on the expectation that the short exposure’s bigger price movements but lesser weighting will approximate the expected smaller price movements but greater weighting of the long exposure.  This attempt to reflect a net market-neutral volatility position can be modified by the second factor.

Adjustments of the target weight of the short position based on the second factor are designed to adjust the risk in the short position and the potential in its roll yield.  The term structure of VIX futures contracts historically tends to be steeper in the front-end and flatter in the back-end.  Historically, the Two-Month Constant Maturity Portfolio rolls down a steeper term structure than the Three-Month Constant Maturity Portfolio.  Adjustment to the target weight of the short position is designed to capitalize on the difference between the front-end and the back-end steepness of the VIX futures’ term structure to produce positive roll yield, and to do so by leveraging up or down the short position based on the steepness of the current two-month to one-month term structure as compared with historical data.

The Long Volatility Strategy

The Long Volatility Strategy is designed to benefit from increases in market implied volatility by taking a long position in a portfolio of short-term VIX futures contracts, which will produce positive returns in an environment of rising implied volatility.  However, short-term VIX futures contracts tend to be more volatile, and consequently, while they offer greater opportunity to enhance returns in a favorable volatility environment, they also subject the Index to greater potential risk of loss when volatility reverses course.  Additionally, the Index can suffer losses because of the steep roll costs inherent in an upward-sloping term structure typical of a low or stable volatility environment, as there is no potential for offsetting negative roll yield as there is in the Carry Strategy.

The Long Volatility Strategy reflects a long position in a One-Month Constant Maturity Portfolio.  The One-Month Constant Maturity Portfolio is also composed of two VIX futures contracts, with the weight of each futures contract in the portfolio adjusted daily in order for the portfolio to maintain a time-weighted exposure of one month.

Index Allocation, Rebalancing and Calculation

The Carry Strategy and the Long Volatility Strategy are designed for different market conditions.  The Index will move between the two strategies based on the “Reallocation Signal.”  When the Index implements one strategy, it will reallocate index weight to the relevant portfolios of VIX futures contracts underlying such strategy.  Generally speaking, the Index will begin to implement the Long Volatility Strategy when certain criteria are met that may broadly indicate a sharp increase in market expectations of volatility.  When the criteria are not met, indicating stable or falling implied volatility and, consequently, a high cost of carrying short-term VIX futures contracts, the Index will shift toward the Carry Strategy.

The Reallocation Signal will indicate a shift into the Long Volatility Strategy and therefore a reallocation of index target weights to the One-Month Constant Maturity Portfolio when two conditions are satisfied: first, the return of the VIX Index over the past 21 business days calculated on an annualized basis is more than 2 times the standard deviation of returns of the VIX Index during the same period calculated on an annualized basis, indicating a jump in the level of actual volatility, and second, the spot VIX value (that is, the current value of the VIX Index) is above the one-month forward VIX level interpolated from the applicable VIX futures contracts, indicating a rise in market implied volatility, in each case, for a rolling four business day period.  In turn, the Reallocation Signal will indicate a shift into the Carry Strategy and consequently prompt a reallocation of index target weights to the portfolios underlying the Carry Strategy when either of the two conditions is not met for a rolling four business day period.

The rationale behind these shifts is to manage the portfolios in the context of the expected  “mean reversion” of volatility. Mean reversion is a process by which prices, returns or volatility eventually move back toward their historical mean or average.  The mean reversion principle would imply that when volatility spikes, it will tend to decline afterwards; and when it drops dramatically, it will tend to bounce back.  As a result, mean reversion would indicate that changes in volatility tend to be less pronounced over a longer period of time than over a shorter period of time.  The Reallocation Signal attempts to identify periods when current returns on the VIX Index are significantly higher than in the recent past and when the current VIX Index level is higher than its projected level in the near future, both of which should mean that current volatility is high and the Index should benefit from the Long Strategy.  The absence of these conditions should indicate stable volatility, in which case the Index would be better placed in the Carry Strategy.  This mean reversion pattern also provides the opportunity to benefit from roll yield in the Carry Strategy, because, during conditions of stable volatility, the market expects volatility to rise in the future which makes longer-dated VIX futures contracts more expensive and results in an upward-sloping term structure.  If the VIX futures market is such that the term structure is relatively flat, the Index value could decline because there is less opportunity for the Carry Strategy to be successful or to offset the Index’s costs.

The determination of whether to reallocate target weights on a given business day is based on the previous business day’s signal.  After four consecutive business days of a consistent signal, a reallocation will occur on the fifth business day after the signal was first triggered.  Changes in target weights due to reallocations will occur in daily increments of 25%.  As a result, it will take eight business days from the business day on which the daily signal was first triggered to switch completely from one index strategy to the other.  If, during the reallocation process, a consistent signal fails to appear on any of the four business days, the reallocation process will cease, and the Index will remain in the then-existing allocation among the different portfolios of VIX futures contracts until a consistent signal next appears for four consecutive business days.

As a result of the changes in value of the Constant Maturity Portfolios, the actual weights of the portfolios will differ from their respective target weights.  Thus, in addition to the reallocation of target weights of the portfolios discussed above, the weights of the three portfolios are subject to rebalancing as a result of the difference between their actual weights and target weights.  For example, suppose the Index is allocated 25% to the Long Volatility Strategy and 75% to the Carry Strategy on a given business day, and because of the absence of a consistent signal indicating greater allocation to one strategy and less allocation to the other strategy, the Index will remain in this allocation for at least the next four business days.  During this period, the prices of the three Constant Maturity Portfolios will change because of movements of the prices of the VIX futures contracts.  If the price movements of the VIX futures contracts have resulted in the deviation of the actual weights of the Constant Maturity Portfolios (calculated by dividing the market value of the notional investments (or notional short position in the case of the Two-Month Constant Maturity Portfolio) in the relevant Constant Maturity Portfolio by the market value of the total notional holding of the Index) from their respective target weights, and if certain conditions are satisfied as described below, the weights of the Constant Maturity Portfolios will be rebalanced to match their respective target weights.

For the One-Month Constant Maturity Portfolio, no such rebalancing is necessary when the Index is fully in the Long Volatility Strategy, since the actual weight of the One-Month Constant Maturity Portfolio will always match its target weight of 100%.  However, if the Index is allocated between the Long Volatility Strategy and the Carry Strategy, and as a result, the target weight of the One-Month Constant Maturity Portfolio is less than 100%, the weight of the One-Month Constant Maturity Portfolio will be rebalanced daily to match its target weight, subject to the maximum daily change of 25%.  On the other hand, whenever the Index is at least partially allocated to the Carry

Strategy, the weights of the Two-Month Constant Maturity Portfolio and the Three-Month Constant Maturity Portfolio may potentially be rebalanced on any business day as follows: if on the immediately preceding business day, the Reallocation Signal indicates a shift into the Long Volatility Strategy, the weights of the two portfolios will be rebalanced to match their respective new target weights; otherwise, no rebalancing will happen, unless, on the immediately preceding business day, (i) the difference between their respective actual weights and target weights is greater than 10% of their respective target weights, or (ii) the actual weight of the Two-Month Constant Maturity Portfolio is less than or equal to a specified level (generally -100%) or the actual weight of the Three-Month Constant Maturity Portfolio is greater than or equal to a specified level (generally 100%).

The return of the Index on each business day is the weighted return of the Constant Maturity Portfolios, net of transaction costs described below.
Transaction Costs

A transaction cost of 0.20% is applied daily to the aggregate notional amount of each of the VIX futures contracts notionally traded (i) on each trading day when the weights of the VIX futures contracts within each Constant Maturity Portfolio are adjusted in order to maintain their respective time-weighted, or constant maturity, exposures, (ii) on each rebalancing day when the weights of the Constant Maturity Portfolios are rebalanced to match their respective target weights and (iii) on each business day when the target weights of the portfolios are adjusted as a result of index reallocation between the two strategies based on the Reallocation Signal.  Because the costs of rolling VIX futures contracts are subtracted from the value of the Index each trading day and upon each index rebalancing or reallocation, the Carry Strategy or the Long Volatility Strategy, as applicable, has to be sufficiently successful to offset these costs and avoid a negative return.

Index Adjustment Events

Upon the occurrence of certain events that would disrupt the maintenance or calculation of the Index (each such event, an “Index Adjustment Event”), the Index Sponsor, at its sole discretion, may make certain adjustments to the Index to ensure that the Index continues to reflect, as closely as possible, its value had no Index Adjustment Events occurred.

Each of the following events is an Index Adjustment Event:

•  Price Source Disruption: A Price Source Disruption occurs if the Index Sponsor or the Index Calculation Agent determines that any of the source data required to calculate the Index are not available.  This may include the published level of the VIX Index and published settlement prices of VIX futures.  A Price Source

Disruption also includes any permanent or prolonged suspension of the VIX Index.

•  Material Change in VIX Index Methodology: A Material Change in VIX Index Methodology occurs if the Index Sponsor determines that there has been a material change to the methodology used to calculate the VIX Index or there has been a material change in the VIX Index.

•  Material Change to the Underlying Instruments: A Material Change to the Underlying Instruments occurs if the Index Sponsor determines that there has been a material change to the terms of the underlying VIX futures contracts.

•  Termination of Data License: A Termination of Data License occurs if the Index Sponsor determines there has been a termination, revocation or suspension of any third party license agreement or permission pursuant to which data is supplied to compile or calculate the target weights of the Constant Maturity Portfolios underlying the Index (including any license agreement relating to the Index Sponsor’s use of the VIX Index).

•  Change in Law: A Change in Law occurs if there has been a change in applicable law or regulation that prevents the Index Sponsor and/or the Index Calculation Agent from calculating the Index or hedging the Index’s positions in any underlying instrument.

•  Hedging Disruption: A Hedging Disruption occurs if the Index Sponsor determines that market participants would be unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transactions or instruments it deems necessary to hedge its position in relation to any securities issued or other relevant transactions relating to or calculated by reference to the Index; or (ii) realize, recover or remit the proceeds of any such transactions or instruments.

•  Significant Adverse Index Event: A Significant Adverse Index Event occurs if the Index Sponsor determines that there has been an abnormally large intraday move in VIX futures that could cause the Index to lose all or substantially all of its value intraday.

•  Force Majeure Event: A Force Majeure Event occurs if the Index Sponsor determines that an event or circumstance has occurred or is present that is beyond the reasonable control of the Index Sponsor and as a result of which the Index Sponsor and/or the Index Calculation Agent cannot calculate, publish or take any other necessary action in relation to, the Index.  Such event or circumstance may include (without limitation) a systems failure, fire, building evacuation, natural or man-

made disaster, act of state, armed conflict, act of terrorism, riot or labor disruption.
In the event of the occurrence of any of the Index Adjustment Events, the Index Sponsor may in its sole discretion:

•  provide data from alternative sources (including Reuters, Bloomberg and/or Morgan Stanley data) to the Index Calculation Agent and/or direct the Index Calculation Agent to make such determinations and/or adjustments as it considers appropriate to determine the value of the Index by reference to the prevailing market conditions and the relevant last available traded or published price;

• make such determinations and/or adjustments to the methodology and/or the underlying instruments of the Index as it deems necessary;
• defer or direct the Index Calculation Agent to defer the availability of the Index until the next business day on which no Index Adjustment Event has occurred or is continuing; or
• permanently cease to calculate and make available the Index.
Any of these events could have a significant adverse effect on the level of the Index and the value of the Securities.
Hypothetical Retrospective
and Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Index for each quarter in the period from January 1, 2008 through October 4, 2013.  The Index Closing Value on October 4, 2013 was 6,541.14.  The graph following the table sets forth the historical performance of the Index for the period from January 1, 2008 through October 4, 2013.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Value on the Final Valuation Date.  The Final Index Value may not appreciate sufficiently to offset the Accrued Tracking Fee or may decline below the Initial Index Value so that the Payment at Maturity will be less than the Stated Principal Amount of $1,000 and will represent a loss of some, and possibly all, of your investment.

We cannot give you any assurance that the value of the Index on the Final Valuation Date will have increased sufficiently to offset the Accrued Tracking Fee so that you will receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities.

Morgan Stanley Systematic Volatility Index	High	Low	Period End
2008	1,524.12	1,355.58	1,406.67
First Quarter	1,475.30	1,383.58	1,429.49
Second Quarter	1,734.98	1,360.77	1,631.75
Third Quarter	4,075.63	1,684.84	3,866.51
Fourth Quarter
2009
First Quarter	4,169.48	3,809.88	3,982.93
Second Quarter	4,053.32	3,905.58	3,977.54
Third Quarter	4,072.86	3,925.56	4,067.29
Fourth Quarter	4,233.36	4,007.77	4,135.41
2010
First Quarter	4,245.07	3,822.94	4,023.51
Second Quarter	4,793.01	3,819.41	4,357.58
Third Quarter	4,550.89	4,315.57	4,507.07
Fourth Quarter	5,036.58	4,507.86	5,036.58
2011
First Quarter	5,305.23	4,777.23	4,777.23
Second Quarter	5,077.03	4,769.40	4,910.49
Third Quarter	7,895.82	4,658.96	7,895.82
Fourth Quarter	8,062.93	6,977.25	7,465.52
2012
First Quarter	8,125.16	7,406.57	7,946.95
Second Quarter	7,978.94	7,568.26	7,731.58
Third Quarter	8,225.39	7,679.43	7,964.03
Fourth Quarter	8,077.20	7,484.02	7,693.65
2013
First Quarter	7,365.75	6,987.94	7,055.48
Second Quarter	7,379.16	6,674.28	7,185.02
Third Quarter	7,130.68	6,508.98	6,564.87
Fourth Quarter (through October 4, 2013)	6,598.33	6,510.06	6,541.14

Historical Performance of the Morgan Stanley Systematic Volatility Index Daily Closing Values January 1, 2008 through October 4, 2013

The vertical dotted line in the graph above indicates the inception date of the Index of October 10, 2012.

Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the Index may have performed between December 20, 2005 and October 10, 2012, prior to its actual existence. Past performance (actual or simulated) is not an indicator of future performance.  The results obtained from such back-testing should not be considered indicative of the actual results that might be obtained from an investment in the Index.  The actual performance of the Index may vary significantly from the results obtained from back-testing.  Unlike an actual performance record, simulated results are achieved by means of the retroactive application of a back-tested model itself designed with the benefit of hindsight and knowledge of factors that may have possibly affected its performance.  Morgan Stanley provides no assurance or guarantee that the securities will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations.  In addition, results obtained from back-testing include hypothetical results that do not reflect the reinvestment of dividends and other earnings or the deduction of any expenses that an investor in any product, the return of which is linked to the performance of the Index, would have paid or actually paid and do not account for all financial risks that may affect the actual performance of any such investment.  Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.  Actual results will vary, perhaps materially, from the simulated returns presented herein.  Investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to October 10, 2012.  Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the Index as an indication of its future performance.

Use of Proceeds and Hedging
The proceeds we receive from the sale of the Securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the Securities borne by you and described beginning on PS-4 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to take positions in the VIX futures contracts constituting the Index or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Index Value, and therefore could increase the value at or above which the Index must close on the Final Valuation Date or Repurchase Valuation Date, as applicable, so that you do not suffer a loss on your initial investment in the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling VIX futures contracts underlying the Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Final Valuation Date.  We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity or upon repurchase, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the Agent a fixed sales commission of $15.00 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the level of the Index. Specifically, the Agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.
Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)  to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or
(3) where the transfer is by operation of law.
Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and
(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•  purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).
This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• insurance companies;

• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.
Tax Consequences to U.S. Holders
This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or individual resident of the United States;

•  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.
Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected and subject to the discussion below regarding a potential “deemed” taxable exchange, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible “Deemed” Taxable Exchange Under Section 1001 of the Code

Even if the tax treatment of the Securities described above were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the Index is calculated, a change in the components of the Index or any other circumstance resulting in a material change to the Index.  The possibility of the IRS asserting that a taxable exchange has occurred may increase if we make a discretionary change to the Index components or calculation methodology.  If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Securities.
Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. The IRS could, for instance, seek to treat a Security as a debt instrument.

If a Security was treated as a debt instrument for U.S. federal income tax purposes, it would be subject to Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of OID and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.
Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.
The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.
Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.
Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

ANNEX A: FORM OF NOTICE OF REPURCHASE

Dated:

Morgan Stanley

E-mail: spta@morganstanley.com

Dear Ladies/Gentlemen:

The undersigned holder of the Participation Securities Based on the Value of the Morgan Stanley Systematic Volatility Index due April    , 2015, CUSIP No. 61761JLN7 (the “Securities”) hereby irrevocably elects to exercise, on the Repurchase Date, with respect to the number of the Securities indicated below, as of the date hereof (or, if this notice is received after 12:00 noon (New York City time) on any Business Day, as of the next Business Day), the repurchase right as described in the pricing supplement relating to the Securities (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the number of Securities indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Securities), (ii) it will instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the Repurchase Date with respect to the number of Securities specified below, facing Morgan Stanley DTC 050, (iii) it will cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date and (iv) the principal amount of Securities to be repurchased is equal to or greater than $100,000.

The undersigned understands and agrees that this Notice of Repurchase will not be effective unless and until Morgan Stanley delivers to the undersigned the signed acknowledgement set forth below by 4:00 p.m. on the date hereof (or, if this notice is received after 12:00 noon (New York City time) on any Business Day, as of the next Business Day).

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for repurchase (you must require us to repurchase at least 100 Securities at one time in order to exercise your right to require us to repurchase your Securities on any Repurchase Date):

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

Received and acknowledged:

Morgan Stanley
By: ______________________________
Name:
Title:
Date and time of acknowledgement: